UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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JPMORGAN CHASE & CO.
 (Name of Registrant as Specified In Its Charter)

MASSACHUSETTS COALITION TO SAVE DARFUR, INC.
(DOING BUSINESS AS: INVESTORS AGAINST GENOCIDE)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On May 11, 2011, Massachusetts Coalition to Save Darfur, Inc. (d/b/a Investors Against Genocide) published an advertisement in The Wall Street Journal (the “Ad”), to encourage shareholders of the above-listed Registrant (“JPMorgan Chase”) to vote in favor of Proposal No. 10 included in the definitive proxy statement filed by JPMorgan Chase with the Securities and Exchange Commission on April 7, 2011 (“Proposal No. 10”).   The Ad links to a webpage (the “Ad Webpage”), InvestorsAgainstGenocide.org, that the Massachusetts Coalition to Save Darfur, Inc. has maintained since May 10, 2011. The text, layout, and linked files of the Ad and the Ad Webpage are filed as Annex 1 hereto.

Additionally, Massachusetts Coalition to Save Darfur, Inc. is filing: 1) the text and layout of a press release dated March 31, 2011 relating to the inclusion of Proposal No. 10 in the 2011 JPMorgan Chase proxy statement, filed here as Annex 2; 2) the text and layout of a electronic letter sent to financial institutions encouraging them to vote in favor of Proposal No. 10, dated April 19, 2011, and sent on or about that date, filed here as Annex 3; and 3) the text and layout of a letter sent by the Massachusetts Coalition to Save Darfur, Inc. to a portion of the JPMorgan Chase shareholders encouraging them to vote in favor of Proposal No. 10, dated and sent on May 3, filed here as Annex 4.

Annexes:
Annex 1: Text and layout of the May 11, 2011 Ad and the InvestorsAgainstGenocide.org Ad Webpage as of May 10, 2011.
Annex 2: Text and layout of press release as of March 31, 2011.
Annex 3: Text and layout of electronic letter to financial institutions as of April 19, 2011.
Annex 4: Text and layout of letter to shareholders as of May 3, 2011.

Annex 1

ARE YOUR INVESTMENTS TIED TO GENOCIDE?

•
Many financial institutions invest in PetroChina, a company which, through its parent, CNPC, provides Sudan's government with revenue that has been helping fund the Darfur genocide for years.   The conflict has claimed 300,000 lives and left millions homeless.  With a billion-dollar stake in PetroChina as of January 2011, JPMorgan Chase is one of its largest investors. On May 17, JPMorgan Chase shareholders have the opportunity to vote for genocide-free investing.  How would you vote?

•	Click here or on the image on the left to see the full-page ad in The Wall Street Journal from May 11, 2011, or click here for the pdf version.
•	The full text of the shareholder proposal, "Proposal 10 - Genocide-free investing" as listed in the proxy statement, is included at the bottom of this page. The resolved clause of the proposal states:

"Shareholders request that the Board institute transparent procedures to prevent holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights. Management should encourage JPMorgan funds with separate boards to institute similar procedures."

Important information for JPMorgan Chase securities holders

•	JPMorgan Chase securities holders should read the proxy statement in full because it contains important information.
•
You can get the proxy statement, and any other related documents, for free from the Securities and Exchange Commission's website.  The definitive proxy statement filed by JPMorgan Chase on April 7, 2011, is available here:

www.sec.gov/Archives/edgar/data/19617/000119312511091290/ddef14a.htm

Important information about Investors Against Genocide

Investors Against Genocide is a citizen-led initiative, dedicated to convincing mutual funds and other investment firms to make an ongoing commitment to genocide-free investing.  We ask investment firms to change their investing strategy to avoid investments in companies which substantially contribute to genocide or crimes against humanity.

Investors Against Genocide is staffed by volunteers and is a project of the Massachusetts Coalition to Save Darfur Inc., a 501(c)(3) non-profit charitable organization, incorporated in the state of Massachusetts.
•	The Massachusetts Coalition to Save Darfur, Inc., its officers and directors, their family members, and affiliates, taken together, own less than 3,000 shares of JPMorgan Chase & Co. (NYSE: JPM).

•
The Massachusetts Coalition to Save Darfur, Inc. and its project, Investors Against Genocide, are supporting the proponent of the 'genocide-free investing' shareholder proposal in the 2011 JPMorgan Chase proxy statement.

•
The Massachusetts Coalition to Save Darfur, Inc. has provided and paid for the May 11, 2011, advertisement in The Wall Street Journal and is solely responsible for its content.  That advertisement was made possible through the generosity of a donor to the Massachusetts Coalition to Save Darfur, Inc.

Genocide-free investing shareholder proposal from the JPMorgan proxy statement

Proposal 10 – Genocide-free investing (as listed in the definitive proxy statement filed by JPMorgan Chase on April 7, 2011, and available here:
www.sec.gov/Archives/edgar/data/19617/000119312511091290/ddef14a.htm)

WHEREAS:

JPMorgan Chase & Co (“JPMorgan”) has released no genocide-free investing policy. As a result, individuals, through their JPMorgan shares and funds, may inadvertently invest in companies helping to fund genocide because of investment decisions made by JPMorgan.

We believe that:

1) Investors do not want their pensions and family savings connected to genocide.
a) Reasonable people may disagree about what constitutes socially responsible investing, but few people want their savings connected to genocide.
b) In the face of the most extreme human rights crises investment companies share responsibility, along with government, to act.
c) In KRC Research’s 2010 study, 88% of respondents said they would like their mutual funds to be genocide-free.
d) Millions of people have voted for shareholder proposals similar to this one, submitted by supporters of Investors Against Genocide, despite active management opposition.

2) This problem is particularly important to shareholders because JPMorgan:
a) Has been a large holder of PetroChina for years. A recent filing shows holdings of 1,070,760,070 H-shares, worth $1.3 billion. PetroChina, through its closely related parent, China National Petroleum Company, is internationally recognized as the worst offender helping fund the Government of Sudan’s genocide in Darfur.
b) Continued to buy shares of problem companies even after becoming aware of the investment’s connection to the Darfur genocide.
c) Claims that it “supports fundamental principles of human rights across all our lines of business” but has taken no action to avoid these problem investments.
d) Limits the effectiveness of U.S. sanctions by investing in foreign companies which do business prohibited to US companies.

3) A policy against investments in genocide must:
a) Be clear and transparent.
b) Apply today and to any future genocide.
c) Prevent purchasing shares of companies known to substantially contribute to genocide or crimes against humanity.
d) If the fund already holds problem companies and can influence their behavior, time-limited engagement may be appropriate. If not, problem investments should be sold.

4) There are no sound financial, fiduciary, or legal reasons that prevent JPMorgan from having a policy against investments in genocide, as TlAA-CREF demonstrated in 2009.
a) Ample competitive investment choices exist, even for index funds.

b) Avoiding a small number of problem companies need not have a significant effect on performance, as shown in Gary Brinson’s classic asset allocation study.
c) Even the most conservative legal concerns can be addressed by a small change to the prospectus.
d) Management can easily obtain independent assessments of problem companies and their connection to genocide.

5) Investor pressure can help influence foreign governments, as in South Africa. Similar divestment pressure on Talisman Energy helped end the conflict in South Sudan.

RESOLVED:

Shareholders request that the Board institute transparent procedures to prevent holding investments in companies that, in management’s judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights. Management should encourage JPMorgan funds with separate boards to institute similar procedures.

Investors Against Genocide     Contact us at 617-517-6310 or info@InvestorsAgainstGenocide.org.

Annex 2

Investors Against Genocide
Draw the line at investing in genocide

FOR IMMEDIATE RELEASE
Contact - Susan Morgan – 617-797-0451

SHAREHOLDERS OF JPMORGAN CHASE TO VOTE ON GENOCIDE-FREE INVESTING
After JPMorgan Chase sought to squash vote, SEC rules that company may not exclude proposal

BOSTON, MA – MARCH 31, 2011 – Thanks to a recent ruling by the Securities and Exchange Commission (SEC), shareholders at JPMorgan Chase will have the opportunity to vote on whether they want the company to avoid investments in companies with ties to genocide.   JPMorgan’s “no action” request asked the SEC to allow the company to exclude the proposal from the proxy ballot for this year’s annual meeting on May 17 in Columbus, Ohio.  The SEC’s rejection of JPMorgan’s request clears the way for the shareholder proposal on genocide-free investing to appear on the proxy ballot.

The genocide-free investing shareholder proposal “requests that the board institute transparent procedures to prevent holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights.”

JPMorgan’s “no action” request presented technical arguments that essentially maintained that shareholders voting on the proposal would not understand the proposal’s requirements.   The SEC disagreed and concluded, “Accordingly, we do not believe that JPMorgan Chase may omit the proposal from its proxy materials in reliance on rule 14a-8(i)(3).”

The shareholder proposal cites a market research study conducted by KRC Research in 2010 indicating that 88% of Americans would like their mutual funds to be genocide-free. The study showed that for those earning $50,000 or more, that percentage climbs to 95%.   The shareholder proposal says that the problem of investments tied to genocide “is particularly important” to JP Morgan shareholders because JPMorgan “has been a large holder of PetroChina for years” and noted that a recent filing by JPMorgan showed holdings of 1,070,760,070 H-shares, worth $1.3 billion.   The proposal further states, “PetroChina, through its closely related parent, China National Petroleum Company, is internationally recognized as the worst offender helping fund the Government of Sudan's genocide in Darfur.”

“Americans, once they become aware, do not want their pensions and family savings connected to genocide,” states Eric Cohen, chairperson of Investors Against Genocide.  “While financial institutions may oppose it, ordinary investors who see the proposal will vote their values and support genocide-free investing. Thanks to the ruling by the Securities and Exchange Commission, shareholders at JPMorgan Chase will have a rare opportunity to vote on this important social issue.”

The genocide-free investing proposal was submitted to JPMorgan Chase as part of an ongoing shareholder action led by Investors Against Genocide (IAG), a citizen-led initiative, dedicated to convincing mutual funds and other investment firms to make an ongoing commitment to genocide-free investing.

Previous shareholder votes on similar proposals coordinated by IAG and submitted to a variety of mutual funds from companies such as Fidelity and Vanguard have earned as much as 31% of the votes despite strong opposition from management and voting rules which significantly favor management.  IAG withdrew its shareholder proposal at TIAA-CREF when it adopted a public policy against investments connected to genocide. TIAA-CREF subsequently divested holdings in oil companies that are helping to support the genocide in Darfur, Sudan.  American Funds divested its holdings in PetroChina following a well-publicized shareholder vote on genocide-free investing there.  In contrast, Vanguard and Fidelity continue to make large investments in the same problem oil companies.

JPMorgan is IAG’s first shareholder proposal submitted to a corporation, rather than individual mutual funds. “Since JPMorgan holds a shareholder meeting every year, unlike most mutual funds, we’ll now have an annual opportunity to raise awareness of the problem of JP Morgan’s large holdings in PetroChina and the absence of a policy at JP Morgan to avoid investments tied to genocide.”

####

Investors Against Genocide is a citizen-led initiative, dedicated to convincing mutual funds and other investment firms to make an ongoing commitment to genocide-free investing. Investors Against Genocide works with individuals, organizations, financial institutions, the press, and government agencies to build awareness and create financial, public relations, and regulatory pressure for investment firms to change their investing strategy to avoid investments in companies which substantially contribute to genocide or crimes against humanity. Investors Against Genocide is staffed by volunteers and is a project of the Massachusetts Coalition to Save Darfur Inc., a 501(c)(3) non-profit charitable organization, incorporated in the state of Massachusetts. For more information, visit www.investorsagainstgenocide.org.

Annex 3
Investors Against Genocide
Draw the line at investing in genocide

Subject:	Grounds for a Yes vote on the “Genocide-free Investing” Shareholder Proposal, question 10 on the JPMorgan Chase proxy ballot

Date:	April 18, 2011

Resolved:

“Shareholders request that the Board institute transparent procedures to prevent holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights.”

Rationale for a Yes vote:

1.
The shareholder proposal is narrowly crafted, feasible, and can have a significant impact.  It focuses on a specific widespread failure of financial firms and would have a positive impact on future crises if implemented by the leading institutions.  Actions by other financial firms demonstrate that identifying and avoiding the worst offending companies is feasible with minimal cost or effort.

2.
The shareholder proposal is popular and will help JPMorgan’s image.  Similar shareholder proposals have received unusually large votes and action by Congress, states, and colleges have demonstrated the desire to avoid linkage to companies complicit in genocide.  Large banks, and JPMorgan in particular, have a severe negative popular perception as being exclusively concerned with profits despite their social costs and this is a simple way for the bank to prove it behaves responsibly.

3.
JPMorgan’s current policies are not addressing the issue.  Despite documented policies on human rights and participation in various organizations, JPMorgan is one of the largest holders of PetroChina, widely recognized as the worst offender in Darfur.  This bright-line example demonstrates a wide gap between policy and its implementation at JPMorgan.

4.
Needed to implement shareholder values.  This shareholder proposal provides a rare opportunity to force management to address an issue it would prefer to avoid.  Theoretical remedies such as voting out management are not practical alternatives for concerned shareholders.  Institutional holders can have a major impact by supporting the shareholders and countering the inherent advantage held by management in resisting this measure.

The shareholder proposal is narrowly crafted, feasible, and can have a significant impact

The shareholder proposal focuses on a small, well defined, and non-controversial segment of the investing universe.  It seeks to “prevent holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights”.  Reasonable people may not agree on the definition of “socially responsible” and “ethical investing” but few want to knowingly invest in companies complicit in genocide.  The number of companies to involved is a tiny fraction of the universe of available investments and Gary Brinson’s classic asset allocation study proved that avoiding them need not have a significant effect on performance.  Comparable investments can be found, even in index funds, since they need not invest in every security in the index in order to statistically track index performance.

The companies to be addressed are well known.  Numerous respected organizations such as the Conflict Risk Network, KLD, Sustainalytics, IW Financial, and EIRIS are able to provide management with the research they need to identify problem companies.  There may be disagreement among these sources about the full list of offenders but there is widespread agreement about the worst offenders.  For example, every major organization that has taken action to avoid complicity in the genocide in Darfur divested from PetroChina.  By saying that management need take action only on those “substantially contributing” to genocide, the proposal makes it easy to focus on just these worst offenders.  Note that JPMorgan does not claim that it would be too difficult to implement this restriction while many colleges, states, and companies are already doing so.  While we agree that the issues are “fact specific” they are not too “complex” for JPMorgan to decipher.

JPMorgan observes that it holds problem companies in many capacities and does not exercise control over selecting all of its investments.  This is clearly recognized but glosses over the many opportunities the company has to express an opinion and guide investment decisions.  As an example of an easy approach another company has taken, consider Blackrock which has announced development of an international exchange traded fund which will present consumers with a clear choice between investing with or without companies that are complicit in genocide.  The proposed policy would not prevent JPMorgan from assisting clients that choose to invest in genocide but would protect those that are inadvertently doing so because of JPMorgan decisions.

Numerous other financial firms have already demonstrated the feasibility of taking strong action.  TIAA-CREF has established a leadership position by enunciating and implementing a clear policy on investments tied to genocide.  Numerous other large financial institutions have sold their complete holdings in companies such as PetroChina, though they have not publicly stated their reasons for doing so.  These include American Funds, Allianz’s NFJ, PIMCO, and T. Rowe Price.

Though the effectiveness of these actions in Darfur may be debated, many believe that divestment pressure and action by financial institutions were critical in achieving positive change in South Africa and Southern Sudan.  Perhaps even more important is the potential impact of a genocide-free investment policy on future crises.  Think of the powerful effect it would have if financial institutions used their considerable influence to encourage companies to demonstrate good records regarding the most severe human rights problems before seeking the investments they need to fund their growth.

The shareholder proposal is popular and will help JPMorgan’s image

Shareholder proposals for genocide-free investing have appeared on the proxy ballots of large mutual funds, including Fidelity, Vanguard, Putnam, and American Funds, beginning in 2007, resulting in many millions of shareholders being exposed to the issue and voting in favor of their fund avoiding investments in companies that “substantially contribute to genocide or crimes against humanity.”   In one vote, as many as 31% of shareholders supported the measure and many votes have been the mid-twenties, despite active opposition from management.  Given the many institutional barriers preventing shareholder action this is an unheard of level of support for a social issue.

In May 2010, the Unitarian Universalist Association (UUA) announced it was moving its $178 million pension account from Fidelity to TIAA-CREF in order to be genocide-free.   Further, the national and financial media have written extensively on the topic, thereby helping to build awareness of the problem.

Market research done by KRC Research in 2007 and 2010 highlights strong public concern for the issue:

•	84% of respondents say they will withdraw their investments from American companies that do business with companies that directly or indirectly support genocide.

•	88% would like their mutual funds to be genocide-free.

•	95% of those earning $50,000 or more would like their mutual funds to be genocide-free.

•
82% say they would advise friends, family and co-workers against buying products or services, or investing in American companies that invest in a foreign company that directly or indirectly provides revenue to a government that perpetrates genocide.

Other leading indicators of broad-based support for genocide-free investing include: 1) 30 states have divested from Sudan, as have over 60 colleges and universities, beginning in 2005; 2) Congress unanimously passed the Sudan Accountability and Divestment Act in December 2007; 3) during the 2008 presidential election, candidates from both parties divested from mutual funds holding stock in problem companies supporting the Government of Sudan, including President Obama and Senator McCain; and 4) the House Financial Services Subcommittee on International Monetary Policy and Trade recently held a hearing on “Investments Tied to Genocide: Sudan Divestment and Beyond.

JPMorgan and other banks have suffered extremely unfavorable publicity in the wake of the recent financial crisis.  Many believe that reckless lending and conflicts of interest on Wall Street led to the 2008 financial crisis that caused the nation’s worst economic downturn since the Great Depression.  Recent charges that JPMorgan senior executives knew about Bernie Madoff’s fraud and claims that the bank profited from the troubled Sigma investment vehicle while keeping client money in the same securities add to the concerns.

JPMorgan attempted to suppress this shareholder proposal by getting a “no action” letter from the SEC.  Even if the measure fails, stockholders will return year after year to press the issue and JPMorgan will continue to receive negative press.  Instead of fighting the proposal it should be implementing a genocide-free investing policy as a simple and inexpensive way to demonstrate responsibility and concern for investors.

JPMorgan’s current policies are not addressing the issue

JPMorgan claims that its existing policies and procedures appropriately address this issue. They claim the firm’s Human Rights Statement, signing the United Nations Environment Program Finance Initiative, adopting the Wolfsberg Principles, and adopting the United Nations Principles for Responsible Investing and the Extractive Industries Transparency Initiative among others show that they are socially responsible.

However, the company’s enormous holdings of PetroChina clearly indicate that these policies are inadequate to address even the most extreme human rights violations.  This example serves as a bright line example of the need for a more specific and thoroughly implemented policy.  PetroChina, through its closely related parent, China National Petroleum Company, is internationally recognized as the worst offender helping fund the Government of Sudan's genocide in Darfur.  Despite this, JPMorgan has been a large holder of PetroChina for years and has continued to buy shares of problem companies even after becoming aware of the investment's connection to the Darfur genocide.  A January 2010 filing shows that the company holds 1,070,760,070 H-shares worth $1.3 billion.  If the company cannot address this egregious example after the Darfur genocide has been underway for 8 years then there is clearly something wrong with its current policies.

The company emphasizes that it fully abides by the US government’s legal restrictions in letter and spirit.  However, through its investments in foreign companies, JPMorgan weakens the effect of U.S. economic sanctions that block U.S. companies from doing business in the Sudan.  For example, ExxonMobil is precluded from supporting the government of Sudan by helping to develop its oil industry, but JPMorgan invests a billion dollars in PetroChina, ExxonMobil’s foreign competitor which is providing this development.

Needed to implement shareholder values

Some might argue that there are other ways for shareholders to address their concerns.  They might, for example, elect new directors or move their investments to another firm.  The reality is that neither of these approaches are satisfactory alternatives for average investors.

In theory, an approach for addressing human rights concerns would be to hold directors of the fund accountable through the election of trustees.  As you know, relying on this approach would be difficult in the extreme.  Replacing a majority of the trustees by shareholder action is so remote a possibility that it is hard to conceive of as a real alternative.  In contrast, the approach taken by the proposal is straightforward -- ask shareholders to agree to a fundamental rule to govern the fund's investment approach.

Investors face multiple hurdles when attempting to make genocide-free investments. Few people research the details of their investments and banking relationships; they simply trust their investment company to make sound choices on their behalf.  Individual investors who do attempt this research discover that it is a daunting task to determine which companies have ties to genocide, so that they can avoid those companies. Further complicating the task are the facts that even “recent” reports of a company’s portfolio holdings are likely to be months out of date and individuals have no assurance that investment managers will not invest in the problem companies in the future.

Only by receiving management’s assurance that they will keep the company genocide-free can investors be sure they are not inadvertently complicit in genocide and crimes against humanity.

Positive or Neutral Recommendation

We hope the above points provide a convincing business case for supporting the shareholder proposal.  However, if they cannot support it, we encourage institutional clients to abstain.  The proposal presents an issue that reflects the deeply felt convictions of shareholders and their desire to avoid any complicity in genocide and crimes against humanity.  Ultimately, this is an issue of “values of shareholders” not “shareholder value” and so is a judgment on which the JPMorgan board and your company cannot provide authoritative input.  By abstaining, companies will allow shareholders to express their personal beliefs and determine the outcome, unfiltered by the institutions that represent them.

More Information

For more information, please refer to the following detailed documents.

JPMorgan’s Definitive Proxy Statement

JPMorgan’s attempt to suppress the shareholder proposal

Press coverage of the genocide-free investing proposal

Market research supporting genocide-free investing

JPMorgan’s current PetroChina holdings

Annex 4

Investors Against Genocide
Draw the line at investing in genocide

22 Spring Street
Lexington MA 02421
May 3, 2011

You are one of JPMorgan Chase's largest shareholders.  Alice Rosenfeld, a shareholder, has submitted a proposal asking the firm to become “genocide-free.”  On her behalf, Investors Against Genocide would like you to be aware of the proposal, which will be presented at the firm’s May 17th annual meeting.

The proposal asks JPMorgan to "institute transparent procedures to prevent holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights”.

This simple, seemingly non-controversial, proposal has been well received by shareholders at other financial institutions but has been opposed by JPMorgan.  Eight years after the start of the crisis in Darfur and despite strong action by other financial institutions, Congress, 30 states, and 60 colleges, the firm claims it is already acting responsibly while continuing to invest in the worst companies complicit in the genocide.

There are strong business and well as moral reasons to support the proposal.  Please read our complete position, attached.

Time is short.  If you agree with our position, please arrange now for your proxy to be voted Yes on question 10 of the JPMorgan Chase proxy ballot.

Please call 781-862-7480 or write WLRosenfeld@gmail.com if you have questions.

Thanks in advance for your consideration.
William Rosenfeld
Director, Strategic Initiatives

Subject:	Grounds for a Yes vote on the “Genocide-free Investing” Shareholder Proposal, question 10 on the JPMorgan Chase proxy ballot

Date:	May 3, 2011

Resolved:

“Shareholders request that the Board institute transparent procedures to prevent holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights.  Management should encourage JPMorgan funds with separate boards to institute similar procedures.”

Rationale for a Yes vote:

5.
The shareholder proposal is narrowly crafted, feasible, and can have a significant impact.  It focuses on a specific widespread failure of financial firms and would have a positive impact on future crises if implemented by the leading institutions.  Actions by other financial firms demonstrate that identifying and avoiding the worst offending companies is feasible with minimal cost and effort.

6.
The shareholder proposal is popular and will help JPMorgan’s image.  Similar shareholder proposals have received unusually large votes and action by Congress, states, and colleges have demonstrated the desire to avoid linkage to companies complicit in genocide.  Large banks have a severe negative popular perception as being exclusively concerned with profits despite their social costs and this is a simple way for JPMorgan to prove it behaves responsibly.

7.
JPMorgan’s current policies are not adequately addressing the issue.  Despite documented policies on human rights and participation in various organizations, JPMorgan is one of the largest holders of PetroChina, widely recognized as the worst offender in Darfur.  This bright-line example demonstrates a wide gap between policy and its implementation at JPMorgan.

8.
The proposal is needed to implement shareholder values.  This shareholder proposal provides a rare opportunity to force management to address an issue it seemingly would prefer to avoid.  Theoretical remedies such as voting out management or avoiding problem investments are not practical alternatives for concerned shareholders.

The shareholder proposal is narrowly crafted, feasible, and can have a significant impact

The shareholder proposal focuses on a small, well defined, and non-controversial segment of the investing universe.  It seeks to “prevent holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights”.  Reasonable people may not agree on the definition of “socially responsible” and “ethical investing” but few want to knowingly invest in companies complicit in genocide.  The number of companies involved is a tiny fraction of the universe of available investments and Gary Brinson’s classic asset allocation study proved that avoiding them need not have a significant effect on performance.  Comparable investments can be found, even in index funds, since they need not invest in every security in the index in order to statistically track index performance.

The companies to be addressed are well known.  Numerous respected organizations such as the Conflict Risk Network, KLD, Sustainalytics, IW Financial, and EIRIS are able to provide management with the research they need to identify problem companies.  There may be disagreement among these sources about the full list of offenders but there is widespread agreement about the worst offenders.  For example, every major organization that has taken action to avoid complicity in the genocide in Darfur divested from PetroChina.  By saying that management need take action only on those “substantially contributing” to genocide, the proposal makes it easy to focus on just these worst offenders.  Note that JPMorgan does not claim that it would be too difficult to implement this restriction while many colleges, states, and companies are already doing so.  While we agree with JPMorgan that the issues are “fact specific” they are not too “complex” for JPMorgan to decipher.

JPMorgan observes that it holds problem companies in many capacities and does not exercise control over selecting all of its investments.  This is clearly recognized but glosses over the many opportunities the company has to express an opinion and guide investment decisions.  As an example of an easy approach another company has taken, consider BlackRock which has announced development of an international exchange traded fund which will present consumers with a clear choice between investing with or without companies complicit in genocide.  The proposed policy would not prevent JPMorgan from assisting clients that choose to invest in genocide but would protect those that are inadvertently doing so because of JPMorgan decisions.

Numerous other financial firms have already demonstrated the feasibility of taking strong action.  TIAA-CREF has established a leadership position by enunciating and implementing a clear policy on investments tied to genocide.  Numerous other large financial institutions have sold their complete holdings in companies such as PetroChina, though they have not publicly stated their reasons for doing so.  These include American Funds, Allianz’s NFJ, PIMCO, and T. Rowe Price.

Though the effectiveness of these actions in Darfur may be debated, many believe that divestment pressure and action by financial institutions were critical in achieving positive change in South Africa and Southern Sudan.  Perhaps even more important is the potential impact of a genocide-free investment policy on future crises.  Think of the powerful effect it would have if financial institutions used their considerable influence to encourage companies to demonstrate good records regarding the most severe human rights problems before seeking the investments they need to fund their growth.

The shareholder proposal is popular and will help JPMorgan’s image

Shareholder proposals for genocide-free investing have appeared on the proxy ballots of large mutual funds, including Fidelity, Vanguard, Putnam, and American Funds, beginning in 2007, resulting in many millions of shareholders being exposed to the issue and voting in favor of their fund avoiding investments in companies that “substantially contribute to genocide or crimes against humanity.”   In one vote, as many as 31% of shareholders supported the measure and many votes have been the mid-twenties, despite active opposition from management.  Given the many institutional barriers preventing shareholder action this is an unheard of level of support for a social issue.

In May 2010, the Unitarian Universalist Association (UUA) announced it was moving its $178 million pension account from Fidelity to TIAA-CREF in order to be genocide-free.   Further, the national and financial media have written extensively on the topic, thereby helping to build awareness of the problem.

Market research done by KRC Research in 2007 and 2010 highlights strong public concern for the issue:

•	84% of respondents say they will withdraw their investments from American companies that do business with companies that directly or indirectly support genocide.

•	88% would like their mutual funds to be genocide-free.

•	95% of those earning $50,000 or more would like their mutual funds to be genocide-free.

•
82% say they would advise friends, family and co-workers against buying products or services, or investing in American companies that invest in a foreign company that directly or indirectly provides revenue to a government that perpetrates genocide.

Other leading indicators of broad-based support for genocide-free investing include: 1) 30 states have divested from Sudan, as have over 60 colleges and universities, beginning in 2005; 2) Congress unanimously passed the Sudan Accountability and Divestment Act in December 2007; 3) during the 2008 presidential election, candidates from both parties divested from mutual funds holding stock in problem companies supporting the Government of Sudan, including President Obama and Senator McCain; and 4) the House Financial Services Subcommittee on International Monetary Policy and Trade recently held a hearing on “Investments Tied to Genocide: Sudan Divestment and Beyond.

JPMorgan and other banks have suffered extremely unfavorable publicity in the wake of the recent financial crisis.  Many believe that reckless lending and conflicts of interest on Wall Street led to the 2008 financial crisis that caused the nation’s worst economic downturn since the Great Depression.  Recent accusations, that JPMorgan senior executives knew about Bernie Madoff’s fraud and claims that the bank profited from the troubled Sigma investment vehicle while keeping client money in the same securities, add to the concerns.

JPMorgan attempted to suppress this shareholder proposal by getting a “no action” letter from the SEC.  Even if the measure fails, stockholders will return year after year to press the issue and JPMorgan will continue to receive negative press.  Instead of fighting the proposal it should be implementing a genocide-free investing policy as a simple and inexpensive way to demonstrate responsibility and concern for investors.

JPMorgan’s current policies are not adequately addressing the issue

JPMorgan claims that its existing policies and procedures appropriately address this issue. They claim the firm’s Human Rights Statement, signing the United Nations Environment Program Finance Initiative, adopting the Wolfsberg Principles, and adopting the United Nations Principles for Responsible Investing and the Extractive Industries Transparency Initiative among others show that they are socially responsible.

However, the company’s enormous holdings of PetroChina clearly indicate that these policies are inadequate to address even the most extreme human rights violations.  This example serves as a bright line demonstration of the need for a more specific and thoroughly implemented policy.  PetroChina, through its closely related parent, China National Petroleum Company, is internationally recognized as the worst offender helping fund the Government of Sudan's genocide in Darfur.  Despite this, JPMorgan has been a large holder of PetroChina for years.  A January 2010 filing shows that the company holds 1,070,760,070 H-shares worth $1.3 billion.  If the company cannot address this egregious example after the Darfur genocide has been underway for 8 years then there is clearly something wrong with its current policies.

The company emphasizes that it fully abides by the US government’s legal restrictions in letter and spirit.  However, through its investments in foreign companies, JPMorgan weakens the effect of U.S. economic sanctions that block U.S. companies from doing business in the Sudan.  For example, ExxonMobil is precluded from supporting the government of Sudan by helping to develop its oil industry, but JPMorgan invests a billion dollars in PetroChina, ExxonMobil’s foreign competitor which is providing this development.

The proposal is needed to implement shareholder values

Some might argue that there are other ways for shareholders to address their concerns.  They might, for example, elect new directors or move their investments to another firm.  The reality is that neither of these approaches are satisfactory alternatives for average investors.

In theory, an approach for addressing human rights concerns would be to hold directors of the company accountable through the election of trustees.  Relying on this approach would be difficult in the extreme.  Replacing a majority of the trustees by shareholder action is so remote a possibility that it is hard to conceive of as a real alternative.  In contrast, the approach taken by the proposal is straightforward -- ask shareholders to agree to a fundamental rule to govern the fund's investment approach.

Investors face multiple hurdles when attempting to make genocide-free investments. Few people research the details of their investments and banking relationships; they simply trust their investment company to make sound choices on their behalf.  Individual investors who do attempt this research discover that it is a daunting task to determine which companies have ties to genocide, so that they can avoid those companies. Further complicating the task are the facts that even “recent” reports of a company’s portfolio holdings are likely to be months out of date and individuals have no assurance that investment managers will not invest in the problem companies in the future.

The proposal will provide management’s assurance that they will keep the company genocide-free so investors can be sure they are not inadvertently complicit in genocide and crimes against humanity.

ABOUT MASSACHUSETTS COALITION TO SAVE DARFUR, INC.

Massachusetts Coalition to Save Darfur, Inc. is a qualified tax-exempt 501(c)(3) corporation. Investors Against Genocide is staffed by volunteers and is a project of the Massachusetts Coalition to Save Darfur Inc. The Massachusetts Coalition to Save Darfur, Inc., its officers and directors, their family members, and affiliates, taken together, own less than 3,000 shares of JPMorgan Chase & Co. (NYSE: JPM).  The Massachusetts Coalition to Save Darfur, Inc. and its project, Investors Against Genocide, are supporting the proponent of the 'genocide-free investing' shareholder proposal in the 2011 JPMorgan Chase & Co. proxy statement.

IMPORTANT INFORMATION

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM SHAREHOLDERS FOR USE AT THE 2011 JPMORGAN CHASE & CO. ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY PARTICIPATION. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE, ALONG WITH OTHER RELEVANT DOCUMENTS, AT NO CHARGE, AT THE SECURITIES AND EXCHANGE COMMISSION’S (“SEC”) WEBSITE AT HTTP://WWW.SEC.GOV OR THE JPMORGAN CHASE & CO. WEBSITE AT HTTP://INVESTOR.SHAREHOLDER.COM/JPMORGANCHASE/ANNUAL.CFM.